Exhibit 99.1

Red Mile Entertainment to Merge with SilverBirch

Merger Between Leading U.S. and Canadian Video Game Publishers Provides Shareholder Liquidity, Resources and Enables Growth

SAN ANSELMO, Calif., October 10, 2008 – Red Mile Entertainment, Inc. (OTCBB: RDML), a worldwide developer and publisher of interactive entertainment software, today announced it has signed a merger agreement with SilverBirch Inc. (TSX-V: SVB), a Toronto-based game software developer and publisher, pursuant to which SilverBirch will acquire 100% of the stock of Red Mile.

The merger is expected to provide a number of immediate benefits to the combined companies as they continue to grow their respective publishing businesses. SilverBirch, with offices in Toronto, Dallas and the Netherlands, is a fast-growing publisher of handheld, mobile and massively multiplayer online games (“MMOG”). Red Mile is a California-based video game publisher with worldwide rights to established brands including the "Heroes" flight combat franchise. “Heroes of the Pacific” sold over 600,000 units and the sequel, “Heroes Over Europe,” is expected to ship in March 2009.  SilverBirch’s financial and operational elements complement Red Mile’s expertise as a licensor, developer and publisher of PC and console games.

The transaction is subject to a number of conditions, including U.S. regulatory, shareholder and Toronto Venture Stock Exchange approvals.

“SilverBirch’s strategy to grow through strategic acquisitions is a vision that Red Mile shares and one that we can contribute to in a meaningful way to position the combined entity as a leading integrated video game publisher,” said Chester Aldridge, CEO of Red Mile. “By combining Red Mile’s development, publishing and licensing strengths with SilverBirch’s proven ability to operate and grow its business, we expect to deliver strong growth for the company in the years ahead.”

“Red Mile’s position as a strong console publisher of both original and licensed intellectual property complements our core focus in the video game industry,” commented Derek van der Plaat, CEO of SilverBirch. “With our publishing strengths in Massively Multiplayer Online Games, PC and handheld games, the merger with Red Mile further rounds out SilverBirch’s capability as a comprehensive publisher.”

About Red Mile Entertainment, Inc.

Red Mile Entertainment, Inc. is a worldwide developer and publisher of interactive entertainment software. Headquartered in San Anselmo, California, the company creates, incubates and licenses premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms. For more information, visit www.redmileentertainment.com.

About SilverBirch Inc.

Toronto-based SilverBirch Inc. is a leading digital media company focused on the fastest-growing sectors of the video game and mobile markets. Operating companies include Jambo Mobile Solutions, a fully integrated mobile media company with capabilities in mobile messaging and mobile content delivery, and SilverBirch Studios, a multi-platform video game developer and operator of an MMORPG (massive multiplayer online role-playing game) called Metin2 (see www.metin2.us). For more information, please visit www.silverbirchstudios.com and www.jambomobile.com.

For further information, please contact:

Derek van der Plaat	Chester Aldridge
Chief Executive Officer	CEO and Chairman
SilverBirch Inc.	Red Mile Entertainment, Inc.
Tel: 416 621 6711 Ext 34	Tel: 415 339 4240
Email: derek@silverbirchinc.com	Email: chester@redmileentertainment.com